LOCATION AGREEMENT

THIS LOCATION AGREEMENT (the "Agreement") is made on December 15, 2005 ("Effective Date") by and between Provision Interactive Technologies, Inc, ("PITI"), a California Corporation, with offices at 9253 Eton Avenue, Chatsworth, CA 91311, and Ralphs Grocery Company, an Ohio corporation, doing business as Food 4 Less ("Grocer"), located at 1100 W. Artesia Blvd, Compton, Ca, 90220.

Whereas PITI manufactures and distributes a free-standing holographic display and entertainment based reward center, commonly known as "3DEO PromoCentro" ("3DEO") with the capability to display floating 3D images and promoting, rewards, sweepstakes and giveaways;

Whereas PITI wishes to locate 3DEO PromoCentro in locations within Grocer's stores;

Whereas Grocer agrees to allow PITI to place 3DEO PromoCentro at Grocer's place(s) of business for the purposes of displaying entertainment based 3D holograms and promoting, rewards, sweepstakes and giveaways.

NOW, THEREFORE, under the terms, conditions and covenants contained herein, the parties agree as follows:

1) **Term.** The term of this Agreement is fifteen (15) months, from the Effective Date of this Agreement. Either party may terminate this Agreement if the other party is in breach of any provision of this Agreement and has not cured such breach within thirty (30) days of notice thereof. Either party may terminate this Agreement if the other becomes insolvent, makes an assignment for the benefit of creditors or files or has filed against it a petition for bankruptcy.

2) **Ownership.** The 3DEO PromoCentros are and shall remain the sole property of PITI and shall be surrendered on demand if the terms of this Agreement are violated. PITI will remove all units within thirty (30) days of the termination or expiration of this Agreement in a manner that is not disruptive to Grocer's business. If PITI fails to remove the equipment within thirty (30) days, it shall become the property of Grocer and Grocer may sell, use or dispose of the equipment as it determines or Grocer may elect not to accept ownership and remove the equipment and return it to PITI in which case PITI will reimburse Grocer for all associated costs. PITI reserves the right to remove a 3DEO PromoCentro from a location if entertainment based promotional sales in that location does not warrant its placement. In such a case, Grocer shall have no obligation to provide an alternate location. All 3DEO PromoCentros which have been installed in any Grocer's location shall remain at their initial locations and shall not be moved without prior written approval from PITI.

3) **Responsibilities of PITI.**

   a) Compensation. PITI will compensate Grocer in the amounts as follows:
      i) PITI shall render to Grocer, as consideration for allowing PITI to install and maintain 3DEO PromoCentros located/installed in their facilities on a fully functional basis, a total amount of $500.00 per month per 3DEO PromoCentro installed. All amounts due are due no later than the 15th of the next month (October payment is due by November 15). The 3DEO PromoCentros will not be considered to be fully functional until the month after the initial install.
      ii) PITI shall provide a complimentary time slot equivalent to 10% of the 3D time slots on the 3DEO PromoCentros to promote Grocers products or programs. Grocer will provide PITI with the content for those time slot(s).

   b) Installation:
      i) PITI will perform the site survey and preparation of each store.
      ii) PITI will install a fully operational 3DEO PromoCentro at each of the 100 locations identified by Grocer.
      iii) PITI will perform complete diagnostic check of each 3DEO PromoCentro.
      iv) PITI will provide any personnel training requested by Grocer.
      v) PITI will clean the area around each 3DEO PromoCentro and remove all packing materials.
      vi) PITI will provide stores with contact information for service.

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vii) PITI will designate an I/T point-person to interface with a Grocer's counterpart regarding in-store feeds to the 3DEO PromoCentro's.
viii) PITI will install 3DEO PromoCentros at the designated store location as specified by Grocer for each individual store location.
ix) PITI will assume cost to connect 3DEO PromoCentros to designated store electrical supply.

c) Technical Support.
   i) PITI will monitor 3DEO performance via PITI's service center.
   ii) Weekly, or more often as required, PITI will clean the 3DEO's and refill the printers.
   iii) PITI will run on-site diagnostics, preventive maintenance as required.
   iv) PITI will immediately repair or replace the 3DEO's if there is an equipment defect.

d) Network Management:
   i) PITI will create 3D content with/for its clients that will be transmitted to and display on the 3DEO PromoCentros.
   ii) PITI will confirm content scheduling for Grocer's 3DEO PromoCentro units with its clients.
   iii) PITI will transmit content and the schedule to Grocer's "gatekeeper" for approval.
   iv) PITI will transmit electronically approved content to each 3DEO unit via a network.
   v) PITI will provide Grocer and clients with schedule documentation.
   vi) PITI will coordinate all network management with Grocer's designated IT contact.

e) In-store Consumer Support:
   i) During the initial 90-day introductory period, uniformed 3DEO greeters (provided by PITI) will demonstrate the capabilities of the 3DEO system in the stores, and answer any shopper questions on a daily basis (PITI and Grocer will work together to formulate a schedule for greeters based on peak hours). At conclusion of the introductory period, the parties may agree to continue this familiarization process.

f) Content Approval
   i) At least five (5) business days prior to the proposed transmission, PITI will submit all proposed content to be displayed by the 3DEO PromoCentro to the gatekeeper identified by Grocer. All content must be approved by Grocer in writing prior to transmissions.

g) Legal Compliance
   i) PITI is responsible for ensuring that the 3DEO PromoCentros comply with all applicable laws, including, without limitation, disability laws and intellectual property laws.

4) Responsibilities of Grocer(s).

a) Store Participation. Grocer will identify 100 Food 4 Less stores in the Southern California market in which PITI can install 3DEO PromoCentros.

b) 3DEO Unit Location. Grocer will identify an approved location for the installation of the 3DEO units at each store that meets the following criteria:
   i) A high traffic, high visibility location.
   ii) Close to main traffic entrance.
   iii) Near a standard electrical connection.
   iv) Allowing for the option to customize the back of 3DEO PromoCentros for Grocer promotions.

c) Content Approval:
   i) Grocer will designate a single "gatekeeper" to review and approve the content and scheduling submitted by PITI and notify PITI's of any issues which need to be addressed within five (5) business days of the date Grocer received the content.

d) In-store Support.
   i) Grocer agrees to allow on-site "greeters" for shopper familiarization (paid for by PITI) during the introductory ninety (90) day period.
   ii) Grocer will designate a point-person from their corporate IT Department to interface with a PITI counterpart regarding data transmission to the in-store units.

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e) Marketing Support. Grocer will support the marketing of this introductory program by The Benites Group and Provision as follows:

i) Provide a letter of support for the project after the Agreement is signed.

ii) Participation in the CPG and entertainment industry "kickoff" meeting to be held in Los Angeles (date to be determined) by a representative of Grocer.

5) **Governing Laws.** This Agreement has been entered into and executed in Los Angeles County, California, United States of America and shall be interpreted in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

6) **Disputes.** Any disputes between Grocer and PITI that cannot be resolved will be submitted to arbitration under the commercial arbitration rules and regulations of the American Arbitration Association except to the extent in conflict with this Section, in which case this Section shall apply. Either party may invoke this paragraph after providing 10 days written notice to the other party. All cost of arbitration shall be divided equally between the parties. Each party shall pay for its own attorneys' fees. The arbitration will be held in Los Angeles, California.

7) **Warranties.** Neither party makes any warranties with respect to the use of the 3DEO by either party or by any third party. PITI warrants that the 3DEO PromoCentros do not infringe on the intellectual property rights of any third party.

8) **Exclusivity.** Grocer agrees that during the term of this Agreement, PITI shall be the sole provider of 3DEO products to all Food 4 Less locations in Southern California.

9) **Relationship Defined.** Neither PITI nor Grocer is an employee, agent, partner, joint venturer or representative of the other for any purpose or reason whatsoever. Each is an independent company and each shall have sole control of the manner and means of their performance under this Agreement.

10) **Confidential Information/Covenant Not to Compete and Protection of Confidential Information**

a) The parties agree that the identification of the customers and all information contained in Grocer's and PITI files pertaining to their customers, their business needs and demands, and all pricing information relating to any product or services purchased by any of said customers at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by the parties.

b) Therefore, the parties hereby agree that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protected, confidential information and trade secrets, which information is and shall remain the other party's sole property, and which neither may reveal or in any manner whatsoever utilize or divulge to any other person or party for any reasons whatsoever during or after the term of this Agreement. The obligation is waived to the extent that disclosure is necessary solely to obtain any official governmental authorizations that may be required.

c) The parties further agree to protect the confidentiality of all information which may be obtained from the other party relating to the aforementioned items, and which would not otherwise be known by the other party, except as a result of the relationship herein contemplated between the parties. The confidentiality obligations of the parties hereunder will survive the expiration or termination of this Agreement.

d) In order to protect PITI's technology, investment, kiosks, systems and software, Grocer agrees for the duration of the Agreement not to sell or manufacture or cause to have manufactured any competing products or services which would infringe upon PITI's proprietary rights, products or services.

11) **Indemnification.** PITI will indemnify, defend and hold harmless Grocer, and Grocer's officers, directors, employees, agents, representatives, affiliates, successors and assigns, from and against any claim made by a third-party arising out of the 3DEO PromoCentros, including, without limitation, claims of intellectual property infringement, claims for personal or property damage and allegations of violations of any applicable law. This Section will survive the expiration or termination of this Agreement.

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12) **Force Majeure**. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability.

The disabled party shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder. During any period of disability as set forth in this Article 36, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder. Payment obligations may be delayed but not excused.

13) **Entire Agreement** This Agreement supersedes any and all other agreements, whether oral or written, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which is not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by both parties.

14) **Binding on Successors/Assignment** All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, administrators, executors or successors; provided, however, that neither party shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without the other party's prior written consent, which shall not be unreasonably withheld.

15) **Headings** The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

16) **Authority** The undersigned individuals and/or entities executing this Agreement on behalf of their respective parties represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

17) **Notice** Any notice or demand given under this Agreement shall be in writing and shall be given or made by (i) certified mail of the United States Postal Service, return receipt requested, (ii) personal delivery or (iii) air courier (such as Federal Express), addressed as follows:

Kroger: Food 4 Less

____

____

____

with copy to:

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
Attn: Law Department

PITI: PROVISION INTERACTIVE
9253 ETON AVE.
CHATSWORTH CA 91311

____

Either party may designate a different address by written notice similarly given. Any notice or demand shall be deemed to have been given or made on the date of receipt as evidence by certified mail receipt or other receipt of air courier service.

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[signature] 12/15/05

C:\Documents and Settings\RM26909\Local Settings\Temp\C Lotus notes data\Location Agreement Final Draft6.doc

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into and sign their respective names hereto 12/15, 2005.

Ralphs Grocery Company d/b/a Food 4 Less

By: [signature]

Its: SR. V.P. SALES & MARKETING

Date: 12/15/05

Provision Interactive Technologies, Inc.

By: Bob Ostrander

Its: VP SALES & BUSINESS DEV.

Date: 12/15/05

9253 Eton Avenue

Chatsworth, CA 91311

818-775-1624

C:\Documents and Settings\RM26909\Local Settings\Temp\C Lotus.notes.data\Location Agreement Final Draft6.doc